Exhibit 5.1

301 Carnegie Center

Suite 400

Princeton, NJ 08543-5276

Phone: 609.452.0808

Fax 609.452.1147

June 29, 2016

Onconova Therapeutics, Inc.

375 Pheasant Run

Newton, PA 18940

Re:                   Rights Offering

Gentlemen:

We have acted as counsel to Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-211769) filed with the Securities and Exchange Commission (the “Commission”) on June 1, 2016, as amended by Pre-Effective Amendments No. 1 and 2, filed with the Commission on June 20, 2016 and June 29, 2016, respectively (the “Registration Statement”), by Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the Company’s registration of: (i) 4,255,581 non-transferable subscription rights (“Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of shares of the Company’s class of common stock, par value $0.01 per share (“Common Stock”) and to holders of certain of outstanding warrants who are entitled to participate in the Rights Offering; (ii) up to 4,255,581 units (“Units”) issuable upon exercise of the Rights, each unit, consisting of one share of Common Stock and 0.75 of a warrant representing the right to purchase one share of Common Stock (“Warrants”); (iii) up to 4,255,581 shares of Common Stock underlying the Units and, if applicable, issuable upon exercise of the Pre-Funded Warrants; (iv) up to 3,191,686 Warrants underlying the Units; up to 3,191,686 shares of Common Stock issuable upon exercise of the Warrants; and (v) up to 4,255,581 pre-funded warrants (“Pre-Funded Warrants”) which may be issued to certain investors in lieu Common Stock underlying the Units, to purchase the same number of shares of Common Stock.

In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K, promulgated by the Commission. We are familiar with the proceedings taken by the board of directors of the Company (the “Board”) and the designated pricing committee of the Board (the “Pricing Committee”) in connection with the Rights Offering.  We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to: the Registration Statement, including the exhibits thereto; certain resolutions of the

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Board and Pricing Committee; corporate records and instruments; and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) any certificates representing securities to be issued pursuant to the Rights Offering, as applicable, will be duly executed and delivered; (vi) the Company will have reserved, from its authorized but unissued and unreserved shares of Common Stock, a number sufficient to issue all Common Stock issuable pursuant to the Rights Offering (including Common Stock issuable upon the exercise of any Warrants or Pre-Funded Warrants) and the issuance of such Common Stock will not exceed the number of then-authorized shares of Common Stock of the Company.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware and the State of New York, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that:

(1) The Rights have been duly authorized and, when duly distributed by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board and Pricing Committee, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of materiality, reasonableness, good faith and fair dealing.

(2) The Units have been duly authorized and, if issued upon exercise of the Rights in accordance with the terms of the Rights, will be validly issued, fully paid and nonassessable.

(3) The shares of Common Stock underlying the Units have been duly authorized and, if issued upon exercise of the Rights in accordance with the terms of the Rights, will be validly issued, fully paid and nonassessable.

(4) The Warrants and Pre-Funded Warrants have been duly authorized and, if issued upon exercise of the Rights in accordance with the terms of the Rights, and when duly executed and delivered by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board and Pricing Committee, will constitute valid and legally binding obligations of the Company under the laws of the State of New York, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of materiality, reasonableness, good faith and fair dealing.

(5) The Common Stock of the Company issuable upon the exercise of any Warrants or Pre-Funded Warrants has been duly authorized and, if issued upon exercise of the Warrants or Pre-Funded Warrants against payment therefor in accordance with the terms of the Warrants or Pre-Funded Warrants, as applicable, would be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given to you solely for use in connection with the Registration Statement while the Registration Statement is in effect and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Registration Statement.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP